Exhibit 10.5
HANESBRANDS INC. OMNIBUS INCENTIVE PLAN OF 2006
NON-EMPLOYEE DIRECTOR
STOCK OPTION GRANT NOTICE AND AGREEMENT
To: [Name] (referred to as “you” or “Grantee”, in this agreement)
Hanesbrands Inc. (the “Company”) is pleased to confirm that you have been granted a stock option Award (this “Award”) effective _________ _____, 20___ (the “Grant Date”). This Award is subject to the terms of this Stock Option Grant Notice and Agreement (this “Agreement”) and is made under the Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Plan”) which is incorporated into this Agreement by reference. Any capitalized terms used herein that are otherwise undefined shall have the same meaning provided in the Plan.
     1. Acceptance of Terms and Conditions. By electronically acknowledging and accepting this Award within 30 days after the date of the electronic mail notification to you of the grant of this Award (“Email Notification Date”), you agree that the Award is made at the discretion of the Committee and that acceptance of this Award is no guarantee that future Awards will be made under the Plan. You further agree to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and understand that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company or any Subsidiary directly or indirectly, or give rise to any cause of action at law or in equity against the Company. In order to exercise the Award described in this Agreement, you must accept this Award within 30 days of the Email Notification Date.
     2. Exercise Right. Your Award is to purchase, on the terms and conditions set forth below, the following number of shares (the “Option Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”) at the exercise price specified below (the “Exercise Price”).

Number of Option Shares	Exercise Price Per Option Share
$________
     3. Option Type. This Award is comprised of non-qualified stock options and is intended to conform in all respects with the Plan, a copy of which is available from the Company’s Compensation and Benefits Department, and the provisions of which are incorporated herein by reference. This Award is not intended to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended.
     4. Expiration Date. The Option Shares granted herein expire on the [_________] anniversary of the Grant Date (the “Expiration Date”), subject to earlier expiration upon your death, disability or other termination of service, as provided below.
     5. Vesting. This Award may be exercised only to the extent it has vested. Subject to the restrictions of this Paragraph and Paragraph 6 below, and provided that, for each of the below-stated dates on which you continue to serve on the Board of Directors of the Company (the “Board”), you will vest in the below-stated percentage of the total number Option Shares awarded under this Agreement until you are 100% vested in your Award:

Date	Vested % of Option Shares Awarded
[Date]	[%]
[Date]	[%]
[Date]	[%]
[Date]	[%]

If your Board service is terminated due to your death or permanent and total disability, all Option Shares will vest as of the date of death or the date you are determined to be permanently and totally disabled, and the last date on which vested Option Shares may be exercised is the Expiration Date.
     6. Termination of Service. Effective upon the date your Board service is terminated (other than for death or permanent disability as described in Paragraph 5), any Options Shares not vested will be forfeited, and the last date on which vested Option Shares may be exercised is the Expiration Date.
     7. Exercise. This Award may be exercised in whole or in part for the number of Option Shares designated by you on either a paper form specified by the Company or via electronic instructions to the Company’s designated agent. Any such exercise of this Award shall be accompanied by full payment of the Exercise Price for such number of Option Shares. Payment of the Exercise Price may be made in one of the following forms:
     a. in cash;
     b. by surrendering previously acquired shares of Common Stock having a Fair Market Value at the time of exercise equal to the Exercise Price;
     c. by certifying ownership of shares of Common Stock having a Fair Market Value at the time of exercise equal to the Exercise Price in exchange for a reduction in the number of shares of Common Stock issuable upon the exercise of the Award; or
     d. to the extent permitted by applicable law, by delivery of irrevocable instructions to a broker to (1) promptly deliver to the Company the amount of sale proceeds from the Stock Option shares or loan proceeds to pay the Exercise Price and any withholding taxes due to the Company, and (2) deliver to you the balance of the Stock Option proceeds in the form of cash or shares of Common Stock (as you select).
In connection with any payment of the Exercise Price by surrender or attesting to the ownership of shares of Common Stock, proof acceptable to the Company shall be submitted substantiating the shares owned. The value of previously acquired shares submitted (directly or by attestation) in payment for the Option Shares purchased upon exercise shall be equal to the aggregate fair market value (as defined in the Plan) of such previously acquired shares on the date of the exercise. Option Shares will be considered finally exercised on the date on which your payment of the Exercise Price has been received by the Company. The exercise of any portion of this Award will be considered your acceptance of all terms and conditions specified in this Agreement. You are personally responsible for the payment of all taxes related to the exercise.
     8. Adjustments. If the number of outstanding shares of Company Common Stock is changed as a result of a stock split or the like without additional consideration to the Company, the number of Option Shares subject to this Award and the Exercise Price shall be adjusted to correspond to the change in the outstanding shares of Common Stock.
     9. Rights as a Stockholder. You shall have no rights as a stockholder of the Company with respect to any Option Shares, including the right to vote, until and unless the ownership of such Option Shares has been transferred to you.
     10. No Rights to Continued Service. Nothing in this Agreement, the Participation Guide/Prospectus for Hanesbrands Inc. Omnibus Incentive Plan of 2006 (the “Plan Prospectus”), or the Plan confers on any Grantee any right to continue on the Board. You further acknowledge that this Award is for future services to the Company and is not under any circumstances to be considered compensation for past services.

     11. Transferability of Option Shares. You may not offer, sell or otherwise dispose of any Common Stock covered by the Option Shares in a way which would: (i) require the Company to file any registration statement with the Securities and Exchange Commission (or any similar filing under state law or the laws of any other country) or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, any other state or federal law, or the laws of any other country. The Company reserves the right to place restrictions on Common Stock received by you pursuant to this Award.
     12. Consent to Transfer Personal Data. By accepting this Award, you voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Paragraph. You are not obliged to consent to such collection, use, processing and transfer of personal data. However, failure to provide the consent may affect your ability to participate in the Plan. The Company holds certain personal information about you, that may include your name, home address and telephone number, fax number, email address, marital status, sex, age, date of birth, social security number or other payroll identification number, nationality, pay history, personal bank account number, Plan enrollment forms and elections, any shares of stock or directorships in the Company, details of all options or any other entitlements to shares of stock awarded, canceled, purchased, vested, unvested or outstanding in the Grantee’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and/or its Subsidiaries will transfer Data amongst themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan, and the Company may further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares of stock on your behalf to a broker or other third party with whom you may elect to deposit any shares of stock acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company; however, withdrawing your consent may affect your ability to participate in the Plan.
     13. Miscellaneous.
     a. Interpretations. Any dispute, disagreement or question which arises under, or as a result of, or in any way relates to the interpretation, construction or application of this Agreement, the Plan Prospectus, or the Plan will be determined and resolved by the Compensation and Benefits Committee of the Company’s Board of Directors (“Committee”). Such determination or resolution by the Committee will be final, binding and conclusive for all purposes.
     b. Modification. The Committee may amend or modify this Award in any manner to the extent that the Committee would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall impair your rights under this Agreement without your consent. This Agreement generally may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto. Notwithstanding anything in this Agreement, the Plan Prospectus, or the Plan to the contrary, this Award may be amended by the Company without the consent of the Grantee, including but not limited to modifications to any of the rights awarded to the Grantee under this Agreement, at such time and in such manner as the Company may consider necessary or desirable to reflect changes in law. In addition, the Grantee understands that the Company may amend, resubmit, alter, change, suspend, cancel, or discontinue the Plan at any time without limitation.

     c. Conformity with the Plan. This Award is intended to conform in all respects with, and is subject to, all applicable provisions of the Plan. Inconsistencies between this Agreement, the Plan, or the Plan Prospectus shall be resolved in accordance with the terms of the Plan. By your acceptance of this Agreement, you agree to be bound by all of the terms of this Agreement, the Plan, and the Plan Prospectus.
     d. Governing Law. All matters regarding or affecting the relationship of the Company and its stockholders shall be governed by the General Corporation Law of the State of Maryland. All other matters arising under this Agreement including matters of validity, construction and interpretation, shall be governed by the internal laws of the State of North Carolina, without regard to any state’s conflict of law principles. You and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in North Carolina, and you agree to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.
     e. Successors and Assigns. Except as otherwise provided herein, this Agreement will bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.
     f. Severability. Whenever feasible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.
     14. Plan Documents. The Plan Prospectus is available by contacting Dreama Douglas at 336/519-4556.

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